Exhibit 2.9

ASSET PURCHASE AGREEMENT

by and between

NMS COMMUNICATIONS CORP.,

as Seller,

and

VERSO TECHNOLOGIES, INC.,

as Buyer,

dated as of December 20, 2007

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of December 20, 2007 by and between NMS COMMUNICATIONS CORP., a Delaware corporation (“Seller” or “NMS”), and VERSO TECHNOLOGIES, INC., a Minnesota corporation (“Buyer”).

RECITALS:

A.            WHEREAS, Seller and its Subsidiaries (as hereinafter defined) are, among other things, engaged through one of its business units (referred to herein as “AccessGate Products Group”) in the Purchased Business (as hereinafter defined);

B.            WHEREAS, the Purchased Business is comprised of certain assets and liabilities that are currently part of Seller and its Subsidiaries;

C.            WHEREAS, Seller and certain of its Subsidiaries desire to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase and assume from Seller and its Subsidiaries, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

D.            WHEREAS, Seller and/or certain of its Subsidiaries and Buyer or a Buyer Designee desire to enter into each of the Assignment and Bill of Sale and Assumption Agreement, the Intellectual Property Agreement, the License Agreement, the Transition Services Agreement and the Registration Rights Agreement (each as hereinafter defined, and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Definitions

1.1          Defined Terms

For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property” means all of the Intellectual Property owned by Seller or one of its Affiliates that is used or held solely for use in the operation or conduct of the Purchased Business, including the Trademarks and Patents identified on Schedules A and B, respectively, to the Intellectual Property Agreement, but excluding the Licensed Intellectual Property.

“Assignment and Bill of Sale and Assumption Agreement” means the agreement in substantially the form set forth as Exhibit A.

“Average Stock Price” means (i) if the Buyer Shares are listed or traded on a Trading Market as of the date of this Agreement, then the volume weighted arithmetic average of the daily closing price per share, rounded to four decimal places, of the Buyer Shares as reported on such Trading Market for each of the twenty (20) consecutive trading days ending (and including) the trading day that occurs one trading day prior to (and not including) the date of this Agreement and (ii) if the Buyer Shares are not listed or traded on any Trading Market as of the date of this Agreement, then the fair market value of a Buyer Share as of the date of this Agreement as determined in good faith by Buyer’s Board of Directors.

“Beneficially Owned” means, with respect to any Person, the number of Buyer Shares beneficially owned by such Person, with beneficial ownership calculated in accordance with Section 13(d) of the Exchange Act.

“Benefit Plan” means, in respect of any Business Employee, each Pension Plan, Welfare Plan and employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance or retention, redundancy policy, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program, agreement or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or its Subsidiaries.

“Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory or civic holiday in the State of Georgia, (ii) a day on which banking institutions are required by Law to be closed in the State of Georgia, or (iii) a day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

“Business Employees” means the employees of Seller or its Subsidiaries employed in the Purchased Business and identified on Schedule 3.10(a).

“Business Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent used or held for use in the operation or conduct of the Purchased Business, including engineering information, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets, but excluding any such items to the extent (i) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, or (ii) any applicable Law prohibits the transfer of such information.  All Business Records are identified on Schedule 2.1(h).

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.10 prior to the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.  as amended.

“Closing” means the closing of the transactions described in Article 7.

“Closing Date” means the date of the Closing as determined pursuant to Section 7.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the agreement between Seller and Buyer dated October 15, 2007.

“Contracts” means all Third-Party contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders, binding offers and instruments, or other written or oral arrangements, used or held for use in each case in the operation or conduct of the Purchased Business, that will be in effect on the Closing Date to which Seller or a Subsidiary is a party, including the contracts identified as to be assigned on Schedule 2.1(f) and any such contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders and instruments (i) for the lease of machinery, equipment, motor vehicles, furniture or office equipment, (ii) for the provision of goods or services to the Purchased Business, (iii) for the sale of goods or performance of services by the Purchased Business and (iv) for the sale and distribution of the Products of the Purchased Business.

“Copyrights” means copyrights, whether registered or unregistered and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, including all registrations and applications for registration with respect thereto.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction or Third Party right affecting the Purchased Assets, but shall not include Permitted Encumbrances.

“Environmental Law” means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C.

§ 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller or a Subsidiary (or any predecessor of Seller or a Subsidiary or any prior owner of all or part of its business and assets), any property now or previously owned, leased or operated by such Seller or a Subsidiary, the Purchased Business (as currently or previously conducted), or the Purchased Assets which (i) arise under or relate to any Environmental Laws and (ii) relate to actions occurring or conditions existing on or before the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each Subsidiary and any other Person that, together with Seller or any of the Subsidiaries is treated as a single employer under Section 414(b),(c), (m) or (o) of the Code and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means those Contracts (i) identified in Schedule 2.2(f), (ii) under which performance by Seller or an Affiliate of Seller has been completed and for which there is no remaining warranty, maintenance, or support obligation, (iii) that constitute a General Purchase Agreement, (iv) under which performance by the counterparty has been completed and for which there is no remaining payment obligation of such party, or (v)  primarily related to Excluded Assets or Excluded Liabilities.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, for any Taxes of Seller or its Affiliates, and any Taxes relating to, pertaining to, or arising out of, the AccessGate Products Group or the Purchased Assets for any Pre-Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post-Closing Tax Periods.

“Fixtures and Supplies” means all furniture, furnishings and other tangible personal property owned by Seller or a Subsidiary and used or held for use in the operation or conduct of the Purchased Business, including desks, tables, chairs, benches, file cabinets, racks, cubicles and other storage devices and office supplies and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.  All Fixtures and Supplies are identified on Schedule 2.1(c).

“GAAP” means U.S. generally accepted accounting principles.

“General Purchase Agreements” means Third-Party supply contracts or other agreements between Seller or an Affiliate of Seller and a Third Party pursuant to which (i) Seller or an Affiliate purchases products or services from such Third-Party for any of Seller’s or an Affiliate’s businesses and not used or held for use in the operation or conduct of the Purchased Business or (ii) Seller or an Affiliate of Seller supply products or services to a Third Party.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof where Seller currently operates or conducts the Purchased Business.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller or a Subsidiary with respect to the Purchased Business and necessary for the operation of the Purchased Business as currently conducted under applicable Laws.

“Hazardous Substance” means (i) any hazardous, toxic or dangerous waste, substance or material defined as such pursuant to any Environmental Law, (ii) asbestos or PCBs and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law.

“Intellectual Property” means all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world:  (i) Copyrights, (ii) Trademarks, (iii) Patents, (iv) Trade Secrets, (v) mask work rights and other rights protecting integrated circuit or chip topographies or designs and (vi) moral rights, data base rights and any other proprietary, intellectual or industrial property rights of any kind or nature.

“Intellectual Property Agreement” means the agreement in substantially the form set forth as Exhibit B.

“Inventory” means all inventory, wherever located, including raw materials, work in process, recycled materials, finished products, inventoriable supplies, and non-capital spare parts owned by Seller or a Subsidiary and used or held for use in the operation or conduct of the Purchased Business, and any rights of Seller or a Subsidiary to the warranties received from suppliers and any related claims, credits, rights of recovery and setoff with respect to such Inventory, but only to the extent such rights are assignable, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.  All Inventory is identified on Schedule 2.1(d).

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” or “to Seller’s knowledge” means the actual knowledge of the individuals specified on Schedule 1.1(a) together with the knowledge a reasonable business person would have obtained after making reasonable inquiry.

“Law or Laws” means any supranational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Lease” means the lease for any of the Leased Premises.

“Leased Equipment” means the computers, servers, machinery and equipment and other similar items leased and used or held for use by Seller or a Subsidiary in the operation or conduct of the Purchased Business but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“Leased Premises” means the real property that is leased by Seller or a Subsidiary from Third Parties and used by Seller or a Subsidiary in the conduct of the Purchased Business.

“Licensed Intellectual Property” means all of the Intellectual Property owned by Seller or one of its Affiliates that is being licensed to Buyer pursuant to the License Agreement.

“License Agreement” means the agreement in substantially the form set forth as Exhibit C.

“Licenses” means all licenses, agreements and other arrangements identified on Schedule 2.1(g) under which Seller or a Subsidiary has the right to use any Intellectual Property of a Third Party used or held for use in the operation and conduct of the Purchased Business but not (i) the Nonassignable Licenses, (ii) generally available shrink-wrap software licenses, or (iii) any such items primarily related to Excluded Assets or Excluded Liabilities

“Nonassignable Licenses” means those licenses of Proprietary Information under which Seller or an Affiliate of Seller is the licensee that are (i) not by their terms assignable as set forth on Schedule 2.1(g) or (ii) related to other businesses of Seller or an Affiliate of Seller and not used or held for use solely in the operation or conduct of the Purchased Business, such as corporate IT licenses.

“Open Source Code” means any Software for which the source code is (i) in the public domain or (ii) distributed under an open source license, including the Apache Software License, BSD License, GNU General Public License, GNU Lesser General Public License or any similar license.

“Ordinary Course of Business” means, with respect to a particular Person, any action taken by, or the conduct of, such Person that is: (i) consistent with the past practices of such Person in timing, frequency and amount and otherwise taken in the operations of such Person; and (ii) similar in nature and magnitude to actions customarily taken by, or the conduct of, such Person in the operations of other Persons that are in the same line of business as such Person.

“Patents” means patents or patent applications of any kind or nature (including industrial designs and utility models that are subject to statutory protection) listed on Schedule 3.13(a)(ii).

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or similar equivalent under applicable Laws other than the United States.

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (ii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) non-exclusive licenses granted by Seller or an Affiliate of Seller in connection with sales of products to customers in the Ordinary Course of Business of the Purchased Business or, in the case of Patents, in connection with a corporate licensing program, and (iv) any Encumbrance or minor imperfection in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the Purchased Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets or the Purchased Business.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Premises” means the (i) Leased Premises, and (ii) the premises owned by Seller or a Subsidiary, in each case that are used by the Purchased Business.

“Principal Equipment” means the computers, servers, machinery, IT and other equipment (including any related spare parts, dies, molds, tools, and tooling) and other similar items used or held for use by Seller or a Subsidiary in the operation or conduct of the Purchased Business but not the Leased Equipment or any such items primarily related to Excluded Assets or Excluded Liabilities.  Principal Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and setoff with respect to such items, but only to the extent that such rights are assignable.  All Principal Equipment is identified on Schedule 2.1(a).

“Product(s)” means the products of the Purchased Business under development, produced, marketed or sold by Seller or a Subsidiary and listed on Schedule 1.1(b).

“Proprietary Information” means all intellectual property and other information (whether or not protectable by patent, copyright, mask works or trade secret rights) (i) including, but not limited to, works of authorship in any and all media, inventions, discoveries, improvements, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks, the goodwill of any business symbolized thereby and all common Law rights related thereto, specifications, technical manuals and data, databases, libraries, blueprints, drawings, designs, techniques, proprietary processes, product information, business plans and development work-in-process; (ii) all registrations and applications for the foregoing; and (iii) all rights to obtain renewals, extensions continuations, continuations-in-part, re-issues, divisions or similar legal protections related thereto.

“Purchased Business” means the worldwide design, engineering, manufacturing, use, marketing, sale and distribution of wireless backhaul optimizer products, as currently carried on by the AccessGate Products Group of Seller.

“Registration Rights Agreement” means the agreement in substantially the form set forth as Exhibit D.

“Restricted Territory” means the entire world.

“Return” means any return, declaration, report, statement, and any other document filed or required to be filed in respect of any Tax, including any amendment thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Material Adverse Effect” means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects that exist at the date of determination of the occurrence of the Seller Material Adverse Effect, has a material adverse effect on the business, operations, financial condition or results of operations of the Purchased Business, taken as a whole or Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that no circumstances, changes or effects (by themselves or when aggregated with any other circumstances, changes or effects) resulting from, relating to or arising out of (directly, where indicated below) the following shall be deemed to be or constitute a Seller Material Adverse Effect, and no circumstances, changes or effects resulting from, relating to or arising out of the following (directly, where indicated below, and by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) directly from the execution of this Agreement or the announcement or pendency of this Agreement and the transactions contemplated hereby; (ii) directly from compliance by Seller or its Subsidiaries with the express terms of this Agreement or the failure by Seller or its Subsidiaries to take any action that is prohibited by this Agreement; or (iii) any change or effect attributable to changes affecting the U.S. economy or the Company’s industry generally, including legal and regulatory changes.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (vii) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means each entity listed on Schedule 3.2.

“Tax” or “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Body under applicable Law.

“Technology” means all information related to, constituting or disclosing, and all tangible copies and embodiments in any media of, any Software or other technology or technical information, including know how, show how, techniques, processes, methods, inventions (whether or not patented or patentable), source code, algorithms, schematics, blue prints, routines, test vectors, mask sets, design databases, drawings, tape outs, simulation models, gerber files, works of authorship, board layouts, ASIC designs, net lists, RTL and high level definition language descriptions of products.  For the avoidance of doubt, the term “Technology” does not include any Trademarks.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

“Trademarks” means trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers and general intangibles of like nature, together with goodwill associated therewith, whether registered or unregistered and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and registrations and applications for registration with respect to any of the foregoing.

“Trade Secrets” means all information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, know-how, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, Technology and product roadmaps, models, data bases, marketing materials and other proprietary or confidential information, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Trading Market” means any of the following markets or exchanges on which the Buyer Shares are listed or traded on the date in question:  the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transition Services Agreement” means the agreement in substantially the form set forth as Exhibit E.

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or similar applicable Laws of jurisdictions other than the United States.

1.2          Additional Defined Terms

For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section

“AccessGate Products Group”	Recital A
“Agreement”	Preamble
“Asset Acquisition Statement”	Section 5.3(b)
“Assigned Marks”	Section 3.13(a)
“Assigned Patents”	Section 3.13(a)
“Assigned Registered IP”	Section 3.13(a)
“Assumed Liabilities”	Section 2.4
“Audited Financial Statements”	Section 5.15(c)
“Business Intellectual Property”	Section 3.13(b)(ii)
“Business Trade Secrets”	Section 3.13(f)
“Buyer”	Preamble
“Buyer Corporations”	Section 4.6(b)
“Buyer SEC Documents”	Section 4.6(a)
“Buyer Shares”	Section 2.3
“Closing Date”	Section 7.3
“Collateral Agreements”	Recital D
“Excluded Assets”	Section 2.2
“Excluded Liabilities”	Section 2.5

“Financial Information”	Section 5.15(a)
“Future Realized Amount”	Section 9.2(f)
“Inbound License Agreements”	Section 3.13(b)(iii)
“Indemnified Party”	Section 9.2(a)
“Indemnifying Party”	Section 9.3(a)
“Losses”	Section 9.2(a)
“Material Contracts”	Section 3.11(a)(x)
“NMS”	Preamble
“Nonassignable Assets”	Section 2.6(c)
“Purchase Price”	Section 2.3
“Purchased Assets”	Section 2.1
“RAN Optimization Business”	Section 5.11(a)
“Reasonable Efforts”	Section 5.8(a)(v)
“Regulation D”	Section 3.21(a)
“Replacement Assets”	Section 2.6(g)
“Required Consents”	Section 3.4(b)
“Securities”	Section 3.21(a)
“Seller”	Preamble
“Seller Name”	Section 5.8(a)(i)
“Third-Party Claim”	Section 9.3(a)
“Transfer Taxes”	Section 2.9(a)
“Transferred Employees”	Section 5.4(a)
“WARN Act”	Section 5.4(e)

1.3          Other Definitional and Interpretive Matters

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(c)           Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any Section  are to the corresponding Section of this Agreement unless otherwise specified.

(d)           Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(e)           Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(f)            Currency.  All currency references included herein shall refer to United States dollars.

(g)           Reasonable Commercial Efforts.  Reasonable commercial efforts means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective.  Such obligation, however, does not require an expenditure of material funds which, in the case of Seller, shall not exceed $10,000 in the aggregate hereunder, or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective.  The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective

(h)           Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any matter specifically disclosed by either party on any one Schedule with respect to any representation, warranty or covenant of such party shall be deemed disclosed for purposes of all other representations, warranties or covenants of such party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants, and to the extent any matter disclosed on any Schedule conflicts with any representation, warranty or covenant of such party contained in this Agreement, and to the extent such conflict is reasonably apparent thereto, such party shall not have any liability with respect to such representation, warranty or covenant.

2.             Purchase and Sale of the Purchased Business

2.1          Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall, or shall cause one or more of the Subsidiaries, as appropriate, to, grant, bargain, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer

Designees, and Buyer or one or more Buyer Designees shall purchase, acquire and accept from Seller or the applicable Subsidiary, all of the right, title and interest in, to and under the Purchased Assets that Seller or the applicable Subsidiary owns, leases, licenses, possesses or uses as the same shall exist on the Closing Date, wherever located, free and clear of Encumbrances.  For purposes of this Agreement and except as expressly provided herein, “Purchased Assets” means all the assets, properties and rights used or held for use by Seller or the applicable Subsidiary in the operation or conduct of the Purchased Business, whether tangible or intangible, real, personal or mixed, set forth or described in paragraphs (a) through (m) below (except in each case for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s books or financial statements:

(a)           the Principal Equipment, all of which is identified on Schedule 2.1(a);

(b)           the Purchased Leased Equipment, all of which is identified on Schedule 2.1(b);

(c)           the Fixtures and Supplies, all of which are identified on Schedule 2.1(c);

(d)           the Inventory, all of which is identified on Schedule 2.1(d);

(e)           the Assigned Intellectual Property, including that which is identified on Schedule 2.1(e), and all of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating thereto;

(f)            the Contracts which are identified on Schedule 2.1(f), including all rights to the warranties and to any related claims, causes of action, credits, rights of recovery and setoff with respect thereto;

(g)           the Licenses, all of which are identified on Schedule 2.1(g);

(h)           the Business Records, all of which are identified on Schedule 2.1 (h);

(i)            the Governmental Permits that are identified on Schedule 2.1(i) but only to the extent that such Governmental Permits are assignable or transferable to Buyer;

(j)            all prepaid expenses for leased and rented equipment, all of which are identified on Schedule 2.1(j);

(k)           all prepaid deposits for customer orders to be completed after the Closing Date, all of which are identified on Schedule 2.1(k);

(l)            all guarantees, warranties, indemnities and similar rights in favor of Seller or an applicable Subsidiary to the extent related to the items identified in clauses (b), (c), (d), (e) and (f) and (h) above; and

(m)          the goodwill of the Purchased Business.

2.2          Excluded Assets.  Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and neither Seller nor any Subsidiary is granting, bargaining, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Seller or any Subsidiary, any of the rights, properties or assets set forth or described in paragraphs (a) through (k) below (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

(a)           any of Seller’s or its Affiliate’s receivables, cash, cash equivalents, bank deposits or similar cash items or employee receivables;

(b)           any Proprietary Information of Seller or any Affiliate other than the Assigned Intellectual Property or the Licensed Intellectual Property;

(c)           any (i) confidential personnel records pertaining to any Business Employee, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right, to the extent permitted by Law, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the Purchased Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) the information management systems of Seller or any Affiliate of Seller other than those used or held exclusively for use in the operation or conduct of the Purchased Business (or also used in other businesses of Seller for which Buyer has its own express license to use; provided, however, that any such information management system is still an Excluded Asset for the purposes hereof) and contained within computer hardware included as a Purchased Asset pursuant to Sections 2.1(a) and 2.1(b);

(d)           any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Excluded Taxes;

(e)           subject to Section 5.8, any rights to, or the use of, the “NMS” or “NMS Corporation” trademarks;

(f)            the Excluded Contracts, the Nonassignable Licenses and the Excluded Leased Equipment, all of which are identified on Schedule 2.2(f);

(g)           any insurance policies or rights of proceeds thereof;

(h)           except as specified in Section 2.1, any of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties or operations of the Purchased Business arising out of transactions occurring prior to, and including, the Closing Date, including all amounts due from customers of Seller or Affiliates of Seller with respect to shipments made to such customers prior to Closing;

(i)            any of the assets of the Benefit Plans;

(j)            all Premises; and

(k)           all other assets, properties, interests and rights of Seller or any Affiliate not related to the Purchased Business (including the remainder of the AccessGate Products Group).

2.3          Purchase Price.  In consideration of the grant, bargain, sale, transfer, assignment, conveyance and delivery by Seller and the Subsidiaries of the Purchased Assets to Buyer or a Buyer Designee, and in addition to assuming the Assumed Liabilities, Buyer or a Buyer Designee(s) shall pay to Seller at the Closing, an aggregate amount equal to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000) (the “Purchase Price”), of which (i) Eight Hundred Fifty Thousand Dollars ($850,000) shall be paid in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Buyer, and (ii) Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid by the issuance to Seller of a number of shares of Buyer’s common stock, $.01 par value per share (“Buyer Shares”), having an aggregate value of Two Million Five Hundred Thousand Dollars ($2,500,000) where the value per share is equal to the Average Stock Price.  Delivery of the certificate representing the Buyer Shares issued pursuant to Section 2.3(ii) hereof shall be as follows, (a) on the Closing Date, Buyer shall deliver to its transfer agent irrevocable instructions (in form and substance acceptable to Seller) to deliver the certificate representing the Buyer Shares to Seller and (b) within three (3) Business Days following the Closing Date, the certificate representing the Buyer Shares shall be delivered to Seller.

2.4          Assumed Liabilities.  On the Closing Date, Buyer or one or more Buyer Designee shall execute and deliver to Seller each Assignment and Bill of Sale and Assumption Agreement pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities.  For purposes of this Agreement, “Assumed Liabilities” means the liabilities and obligations set forth or described in paragraphs (a) through (e) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s or the applicable Subsidiary’s books or financial statements:

(a)           the liabilities and obligations arising after the Closing Date under the transferred Contracts listed on Schedule 2.1(f), Licenses and Government Permits, but excluding liabilities or obligations arising out of or related to any breach, default or violation of the foregoing occurring prior to the Closing;

(b)           with respect to the Purchased Business, any product warranty liabilities arising from sales of Products in the Ordinary Course of Business before and after the Closing Date;

(c)           the Permitted Encumbrances and all other Encumbrances related to the Purchased Assets that are specifically identified as Assumed Liabilities or Purchased Assets in this Agreement or the Schedules hereto, including the obligations related to Inventory and “pipeline” or advance purchase of Product components purchased by suppliers of Seller or any Affiliate of Seller on Seller’s or such Affiliate’s behalf prior to the Closing but not yet made into Inventory which are listed on Schedule 2.4(c);

(d)           all costs and expenses incurred by Buyer or a Buyer Designee incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein; and

(e)           the obligations and liabilities with respect to the Transferred Employees, the Purchased Business or the Purchased Assets, arising from, or in connection with, the employment, benefits and any termination obligations relating to any such Transferred Employee, the conduct of the Purchased Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date.

2.5          Excluded Liabilities.  Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”).  For the avoidance of doubt, the parties agree that, except for the Assumed Liabilities, Seller and its Subsidiaries shall retain the liabilities and obligations arising from the conduct and operation of the Purchased Business and ownership of the Purchased Assets on and prior to the Closing Date, and that the Excluded Liabilities include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a) through (n) below, and all liabilities and obligations arising from the conduct of Seller’s and its Subsidiaries’ businesses other than the Purchased Business (to the extent of the Purchased Assets and the Assumed Liabilities) and ownership of the Excluded Assets, in each case, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in Seller’s or the applicable Subsidiary’s books or financial statements:

(a)           the unpaid vacation, personal days and floating holidays accrued by Transferred Employees;

(b)           any Excluded Taxes;

(c)           any Environmental Liabilities;

(d)           any and all liabilities or obligations arising out of or related to any Excluded Asset, including any Premises and including where such liabilities or obligations may be otherwise borne by Buyer by operation of law (except as explicitly identified as an Assumed Liability);

(e)           any liabilities or obligations under any Contract, Licenses or Government Permits arising out of or relating to any failure by Seller or any Affiliate to perform, breach, default, violation thereof occurring on or prior to the Closing Date;

(f)            any customer rebate or similar incentive obligation with respect to sales of products of the Purchased Business on or before the Closing Date;

(g)           any trade payables (except to the extent they relate to Purchased Assets to be delivered to Buyer after the Closing Date), indebtedness for borrowed money or guarantees thereof of Seller and its Subsidiaries or intercompany obligations of Seller or any Subsidiary;

(h)           any and all liabilities or obligations relating to or in connection with (i) the employment and any termination of such employment by Seller or any Subsidiary of any employee or former employee of Seller or a Subsidiary on or before the Closing Date; and/or (ii) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with Seller or a Subsidiary, including any Benefit Plan of Seller or an Affiliate of Seller or any ERISA Affiliate and/or (iii) any liability arising out of Seller’s or any Affiliate’s obligations to inform, notify or consult any employee of Seller or any Affiliate or their appropriate representatives concerning the sale of the Purchased Business and all liabilities, obligations, costs claims and demands arising from or in respect of such liability or obligation;

(i)            any and all liabilities or obligations in connection with, or relating to, any actions, suits, claims or proceedings against Seller or any Subsidiary which arise or accrue on or before the Closing Date;

(j)            any benefit liabilities relating to or arising in connection with Section 4980B of the Code (COBRA) or otherwise by operation of applicable Law to provide continuation of health care coverage to employees or former employees of Seller or a Subsidiary or their dependents arising from a qualifying event occurring on or before the Closing Date;

(k)           any liabilities of the Benefit Plans;

(l)            any liabilities relating to or arising from violations of applicable Law by Seller or any Affiliate prior to or on the Closing Date; and

(m)          all costs and expenses incurred by Seller or an applicable Subsidiary incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein.

2.6          Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties

(a)           From time to time following the Closing to the extent permitted by applicable Law, Seller shall, or shall cause its Affiliates to, make available to Buyer or a Buyer Designee such data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce and comply with its obligations under Section 5.4, provided each such Transferred Employee has consented to Seller’s making such data and information available to Buyer.

(b)           From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its Affiliates and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or a Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer or a Buyer Designee at the Closing).

(c)           Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Lease, License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable (disregarding the obligation of consent of any Person or a Governmental Body) (“Nonassignable Assets”) unless and until such consents shall have been obtained.  Seller shall use all reasonable commercial efforts to obtain such consents and deliver any required notices promptly and prior to Closing, and Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such consents promptly.  To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in a mutually agreeable arrangement under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Nonassignable Assets in accordance with this Agreement including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a Buyer Designee, or (ii) such Nonassignable Assets would be held, as of and from the Closing Date, by Seller or the applicable Subsidiary in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s or such Subsidiary’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account.  Seller shall, and shall cause its Affiliates to, also take or cause to be taken at Buyer’s or a Buyer Designee’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or the applicable Buyer Designee with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Subsidiary shall promptly pay over to Buyer or the applicable Buyer Designee all money or other consideration received by it in respect to all Nonassignable Assets.

(d)           Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all obligations under any and all Contracts, Leases, Licenses, Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Assumed Liabilities.

(e)           As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

(f)            Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such

Nonassignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

(g)           As reasonably requested by Buyer, Seller will identify the licenses included in the Nonassignable Assets and shall cooperate and assist Buyer to obtain licenses or arrangements to replace the licenses, services and assets provided with respect to any Nonassignable Asset (the “Replacement Assets”), and upon Buyer obtaining, at its sole cost, any such Replacement Asset, Seller’s obligations set forth in Section 2.6(c) insofar as they relate to such Replacement Asset shall terminate.

2.7          Proprietary Information.  Unless expressly set forth in this Agreement, the License Agreement or in any other Collateral Agreement, no title, right or license of any kind is granted to Buyer pursuant to this Agreement with respect to the Proprietary Information of Seller or any Affiliate of Seller, either directly or indirectly, by implication, by estoppel or otherwise.

2.8          Bulk Sales Law.  Buyer hereby waives compliance by Seller and any Subsidiary with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction, including Article 6 of the Massachusetts Uniform Commercial Code, that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer or a Buyer Designee.

2.9          Taxes.

(a)           The Party prescribed by applicable Law as primarily liable for the payment shall be responsible for any sales, use, stamp, documentary, filing, recording, transfer, value added or similar fees or Taxes in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to and by, respectively, Buyer and Buyer Designees pursuant to this Agreement (other than Taxes measured by or with respect to income imposed on Seller or its Subsidiaries) (“Transfer Taxes”).  In the case and to the extent of value added and similar Taxes incurred in connection with the transactions contemplated hereby that are recoverable by Buyer or a Buyer Designee, such Taxes shall be invoiced by Seller or its Subsidiaries to Buyer or Buyer Designee, as applicable, paid by Buyer or Buyer Designee to Seller or its Subsidiaries, as applicable, and remitted by Seller or its Subsidiaries, as applicable, to the relevant Taxing Authority in accordance with applicable Law, and buyer or Buyer Designee shall be entitled to such recovery.  The parties shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.  Buyer and Seller shall cooperate to minimize the amount of Transfer Taxes.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period.  Any refund, rebate, abatement or other recovery of such Taxes attributable to the Pre-Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of such Taxes attributable to the Post-Closing Tax Period shall be for the account of Buyer.

(c)           Following the Closing, Buyer and Seller shall cooperate as reasonably requested for the purpose of enabling the requesting party to prepare Tax Returns with respect to the Purchased Business or the Purchased Assets or to prepare for and defend audits or other Tax-related examinations by a Governmental Body with respect to the Purchased Business and the Purchased Assets.  Such cooperation shall be at the expense of the requesting party.

2.10        Buyer Designee.  The Parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement.  Notwithstanding any such assignment or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain liable for, and any such assignment or execution shall not relieve Buyer of, its obligations hereunder or thereunder.  Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

2.11        Grant Back License. In partial consideration for the sale of the Purchased Business as contemplated hereby, Buyer grants to Seller, subject to the Closing and effective as of the Closing Date, a fully paid-up, worldwide, perpetual, irrevocable, non-exclusive license to use, reproduce, execute, perform, distribute and display the Assigned Intellectual Property in connection with the manufacture, sale, support, licensing or distribution of the products or services of Seller which used the Assigned Intellectual Property prior to the Closing Date to the same extent, and only to the same extent, to which the Assigned Intellectual Property was used in such products or services by Seller prior to such date; provided, however, that in no event shall such license be used for or in connection with the manufacture, sale, support, licensing or distribution of wireless backhaul optimizer products or be used in connection with any business conducted or operated by Seller or any of its Affiliates that competes or would compete with the Purchased Business as conducted on the Closing Date.

3.             Representations and Warranties of Seller.  Except as set forth in the Schedules attached hereto and delivered by Seller to Buyer prior to the execution of this Agreement, Seller represents and warrants to Buyer that:

3.1          Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on the Purchased Business as currently conducted by it and to own or lease and operate the assets used in the conduct or operation of the Purchased Business.  Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Purchased Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.2          Subsidiaries.  Schedule 3.2 sets forth a list of each Subsidiary of Seller that has title to any asset that is a Purchased Asset or will be acquired after the date hereof and will be a Purchased Asset or any obligation that is or will be an Assumed Liability, and Schedule 3.2 specifically identifies each such Purchased Asset and Assumed Liability, together with the jurisdiction of organization of any such Subsidiary.  Except as set forth on Schedule 3.2, each entity is duly organized and validly existing and in good standing (in any jurisdiction that recognizes such concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate the Purchased Assets owned by it and to carry on its portion of the Purchased Business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation or other entity (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its properties and assets or the conduct of the Purchased Business requires such qualification, except for failures to be so duly organized, validly existing, qualified or in good standing that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.  The Subsidiaries listed on Schedule 3.2 are the only Affiliates of Seller that have title to any Purchased Asset or any obligation that is an Assumed Liability.

3.3          Authorization; Binding Effect

(a)           (i)            Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(ii)           Each Subsidiary that has title to any Purchased Asset or asset acquired after the date hereof that will be a Purchased Asset or an obligation that is or will be an Assumed Liability has all requisite corporate power and authority to execute, deliver and perform the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and each Subsidiary that has title to any asset that is or will be a Purchased Asset or any obligation that is or will be an Assumed Liability, will be a party when duly executed and delivered by Seller or such Subsidiary will be, valid and legally binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4          Non-Contravention; Consents

(a)           Assuming that all Required Consents have been obtained, the execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller or any Subsidiary that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s or the applicable Subsidiary’s charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, license, permit, instrument, order, judgment, decree or other arrangement or commitment to which Seller or the applicable Subsidiary is a party or by which it is bound and which relates to the Purchased Business or the Purchased Assets (including Seller’s external manufacturing and supply arrangements), or (iii) violate any applicable Law, order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller, a Subsidiary, the Purchased Business or the Purchased Assets other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and could not be reasonably expected to have a Seller Material Adverse Effect.

(b)           No consent or approval of any Governmental Body or any other Third Party is required (i) for Seller or any Subsidiary of Seller to transfer or assign to Buyer or a Buyer Designee any Purchased Assets or assign the benefits of or delegate performance with regard thereto; (ii) for Seller or any Subsidiary of Seller to delegate the Assumed Liabilities to Buyer or a Buyer Designee; or (iii) for Seller or any Subsidiary of Seller to perform its respective obligations under this Agreement or any Collateral Agreement, other than those consents and approvals which are set forth on Schedule 3.4(b) (collectively, the “Required Consents”).

3.5          Title to Property; Principal Equipment; Sufficiency of Assets

(a)           Seller or a Subsidiary has and at the Closing will have good and valid title to, or a valid and binding leasehold interest or license in, all real and personal tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

(b)           Each item of Principal Equipment is in good operating condition, subject to normal wear and tear, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.  Each item of leased personal property is in the condition required of such property by the terms of the lease applicable thereto.

(c)           Except for (i) the assets that will be used in connection with providing services under the Transition Services Agreement and (ii) the Excluded Assets, the Purchased Assets and the Business Employees and the other rights to be acquired under this Agreement and the Collateral Agreements (including the services to be provided pursuant to the Transition Services Agreement) constitute (x) all property, assets and rights that that are used or held for use by Seller or a Subsidiary in the operation or conduct the Purchased Business and (y) all property, assets and rights that are necessary for the operation or conduct of the Purchased Business as currently conducted.  In the event this Section 3.5(c) is breached because Seller or a Subsidiary has in good faith failed to identify and transfer any assets or properties, such breach shall be deemed cured if Seller or the applicable Subsidiary promptly transfers such properties or assets to Buyer or a Buyer Designee at no additional cost to Buyer or a Buyer Designee.

(d)           Upon the Closing of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed, or caused to be sold, assigned transferred and conveyed, to Buyer or a Buyer Designee all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.6          Permits.  Except as set forth on Schedule 2.1(i), there are no Governmental Permits necessary for or used by Seller or a Subsidiary to operate the Purchased Business as now being operated or to use or occupy the Premises, which Governmental Permits are required by currently effective Laws.  Seller or one of its Subsidiaries owns, holds or possesses in their own name, all Governmental Permits necessary to own or lease, operate and use the Purchased Assets or own, use or occupy the Premises and to carry on and conduct the Purchased Business and its operations as presently conducted.  The Governmental Permits held, owned or possessed by Seller or a Subsidiary are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit.  Neither Seller nor any Subsidiary is in violation of or default under any such Governmental Permits.

3.7          Real Estate; Environmental Matters

(a)           In respect of the Purchased Business:

(i)            the operations of the Purchased Business comply in all material respects with all applicable Environmental Laws;

(ii)           Seller and each Subsidiary has obtained all environmental, health and safety Governmental Permits required by or related to any Environmental Law and necessary for its operations, and all such Governmental Permits are in good standing, and Seller and each Subsidiary is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits, individually or in the aggregate, could not reasonably be expected to be material to the Purchased Business;

(iii)         none of Seller, any Subsidiary or the operations of the Purchased Business is subject to any on-going investigation by, order from or agreement with any Person respecting (A) any Environmental Law, or (B) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

(iv)          the Purchased Business is not the subject of any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(v)            Seller or each applicable Subsidiary has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment except where the failure to file any such notices, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect; and

(vi)          neither Seller nor any Subsidiary has received any written notice, or to Seller’s knowledge, other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance in connection with or related to the operation or conduct of the Purchased Business.

3.8          Compliance With Laws.  Except as set forth on Schedule 3.8, Seller and each Subsidiary is in compliance with all applicable Laws and all decrees, orders, judgments, writs, injunctions, permits and licenses of or from Governmental Bodies by which the Purchased Business, the Business Employees or the Purchased Assets are bound or affected.  Without limiting the generality of the foregoing, Seller and each Subsidiary is in compliance with all applicable export control Laws by which the Purchased Business or the Purchased Assets are bound or affected.

3.9          Litigation.  As of the date of this Agreement and except as set forth on Schedule 3.9, there is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened by, against or involving Seller or any Subsidiary, the Purchased Business or the Purchased Assets, (i) which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) with respect to the AccessGate Products Group, the Purchased Assets, the Assumed Liabilities or the Transferred Employees.  To Seller’s knowledge, there is no basis for any such action, suit, decree, proceeding, arbitration or investigation not disclosed on Schedule 3.9.

3.10        Business Employees

(a)           Schedule 3.10(a) contains a complete and accurate list of all the Business Employees as of November 28, 2007, showing for each Business Employee, the name, title, location, service date, annual salary or wages as of such date, aggregate annual compensation for 2006.  Except as set forth on Schedule 3.10(a), none of the Business Employees is covered by any union, collective bargaining agreement or other similar labor agreement, nor, to Seller’s knowledge, are there any pending union organizing activities or arrangements.  Seller will update Schedule 3.10(a) to be accurate as of the Closing Date at least five (5) Business Days prior to the Closing.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of Seller, threatened with respect to any employee of the Purchased Business.

(b)           With respect to the Purchased Business, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, or (iii) any controversies pending, or to Seller’s knowledge, threatened between Seller or any Subsidiary and any of its employees.

3.11        Contracts

(a)           Schedule 3.11 contains a complete and accurate list of all existing Contracts of Seller or a Subsidiary that, as of the date of this Agreement:

(i)            involve or could reasonably be expected to involve payments by or to Seller or a Subsidiary either of more than $1,000 per year or more than $2,500 in the aggregate over the full term thereof;

(ii)           are with (A) Business Employees or (B) involve or could reasonably be expected to involve the transfer of employees employed by any Person (not being Buyer or any Affiliate) to Buyer or any Affiliate whether by operation of law or otherwise that involve an amount equal to more than $1,000 and that cannot be terminable upon 30 days prior notice;

(iii)         are with an Affiliate of Seller;

(iv)          are with any labor union, works council or similar body;

(v)            contain any provision or covenant prohibiting or limiting the ability of Seller or a Subsidiary to engage in any activity relating to or involving the Purchased Business (including geographical restrictions) or to compete, directly or indirectly, with any Person as to the Purchased Business;

(vi)          create or obligate Seller or a Subsidiary to participate in any joint venture or similar arrangement with respect to or affecting the Purchased Business or the Purchased Assets;

(vii)         relate to any license relating to the Purchased Business or the Purchased Assets;

(viii)        constitute a Contract with a Government Body;

(ix)          constitute a broker, distributor, sales representative or marketing agreement; and

(x)           constitute any other agreement, commitment, arrangement or plan that is material to the Purchased Business (clauses (i) through (viii) collectively, the “Material Contracts”).

(b)           Each Material Contract was (if applicable) validly assigned by any predecessor of Seller, is in full force and effect and is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect.  Except as set forth on Schedule 3.11, neither Seller nor any Subsidiary is in default under or in breach of or is otherwise delinquent in performance under any Material Contract.  To Seller’s knowledge, each of the other parties thereto has performed all obligations required to be performed by it under, and is not in default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a default.  Seller or a Subsidiary has made available to Buyer true and complete copies of all Material Contracts.

3.12        Revenues; Financial Information; Absence of Certain Changes.

(a)           Schedule 3.12(a) sets forth a statement of revenues for the Purchased Business for each of the fiscal years ended December 31, 2006 and 2005 and the nine months ended September 30, 2007.  The statement of revenues is derived from and has been prepared in accordance with the books and records of Seller and the Subsidiaries (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby consistent with Seller’s standard accounting policies and procedures and (ii) presents fairly the revenues of the Purchased Business for such periods.

(b)           Schedule 3.12(b) sets forth a true and correct statement of operations for the year ended December 31, 2006 and 2005 and the nine months ended September 30, 2007 for the Purchased Business and includes the costs of Seller and its Subsidiaries directly involved in and specifically identifiable to the revenue producing activity of the Purchased Business, based on the allocation methodologies of Seller and are prepared from the financial books and records of Seller consistent with Seller’s standard accounting policies and procedures.

(c)           The revenue of the Purchased Business reflected on Schedule 3.12(a) and Schedule 3.12(b) has been recognized in accordance with GAAP and SAB 104 (as noted on Schedule 3.12(a) and Schedule 3.12(b)).  The historical financial information relating to the Purchased Business set forth on Schedule 3.12(b) was prepared in good faith by Seller’s management and is based upon reasonable assumptions.  Seller is not aware of any fact or set of circumstances that would lead it to believe that such historical financial information is incorrect or misleading in any material respect.

(d)           Schedule 3.12(d) identifies all Third Parties or Affiliates of Seller which provide any manufacturing or development services with respect to the Products and includes a complete and accurate description of such services.

(e)           Except as set forth in Schedule 3.12(e), since September 30, 2007, the Purchased Business has been conducted by Seller and the Subsidiaries in the Ordinary Course of Business and there has not been:

(i)            any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

(ii)           any creation or other incurrence of any Encumbrance on any Purchased Asset other than in the Ordinary Course of Business consistent with past practices;

(iii)         any transaction or commitment made, or any contract or agreement entered into, by Seller or a Subsidiary relating to the Purchased Business (or the manufacturing and supply arrangements thereof) or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller or a Subsidiary of any contract or other right, in either case, material to the Purchased Business, other than transactions and commitments in the Ordinary Course of Business consistent with past practices and those contemplated by this Agreement and the Collateral Agreements;

(iv)          any change in any method of accounting or accounting practice by Seller or a Subsidiary with respect to the Purchased Business, except insofar as may be required by a generally applicable change in GAAP;

(v)            any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any Business Employee (or any amendment to any such existing agreement) except in the Ordinary Course of Business, or (ii) change in compensation or other benefits payable to any Business Employee pursuant to any severance or retirement plans or policies thereof, except for normal increases for such employees;

(vi)          any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, which employees were not subject to a collective bargaining agreement as of September 30, 2007, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees;

(vii)         any loss of any material supplier or distributor relationship of the Purchased Business or any change in terms of the relationship of such supplier or distributor with the Purchased Business, waiver of any rights or obligations with respect to any material supplier or distributor Contract or arrangement, or notice by any such supplier or distributor of its intention to terminate, to materially change the terms or decrease the amount of products supplied, purchases or sales made with respect to the Purchased Business, and to Seller’s knowledge, there is no basis for any such material supplier to terminate or materially change the terms of or decrease the amount of products or services made with respect to the Purchased Business;

(viii)        any adverse change with respect to any customer of the AccessGate Products Group which represented one of the ten (10) largest customers of the Purchased Business with respect to revenue generated by the Purchased Business during the year ended December 31, 2006, or the nine months ended September 30, 2007, or any notice by any such customer of its intention to terminate or materially change the terms of or to decrease the amount of purchases of Products, and to Seller’s knowledge, there is no basis for any such customer to terminate or materially change the terms of or to decrease the amount of purchases of Products;

(ix)          to Seller’s knowledge, the adoption of any applicable Law or issuance of decree, order or judgment that materially affects the Purchased Business or the sales of its Products; or

(x)           any shipments or sales of quantities of Products to customers, including distributors, other than in the Ordinary Course of Business.

(f)            Seller has not received or booked any prepaid revenues applicable to the Purchased Business applicable to performance due after the Closing Date.

3.13        Intellectual Property.

(a)           Seller or one of its Affiliates owns exclusively all right, title and interest in and to all Assigned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.  Seller or one of its Affiliates owns or has a valid right to grant the licenses to all Licensed Intellectual Property that it is licensing to Buyer pursuant to the License Agreement.  Seller and its Affiliates have not received any notice or claim challenging Seller’s or any its Affiliates’ ownership of any Assigned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or rights with respect thereto, nor to the knowledge of Seller is there a reasonable basis for any claim that Seller or its Affiliates, as applicable, does not so own any of such Assigned Intellectual Property.  Schedule 3.13(a)(i) contains a complete and accurate list of all registered Trademarks and pending applications for registration of Trademarks that are used or held for use solely in the operation or conduct of the Purchased Business (the “Assigned Marks”).  Schedule 3.13(a)(ii) contains a complete and accurate list of all patents and pending patent applications that are used or held for use in the operation or conduct of the Purchased Business (the “Assigned Patents” and, together with the Assigned Marks, the “Assigned Registered IP”), and there are no registered Copyrights and pending applications for registration of Copyrights.  Seller has not received any notice or claim challenging the validity or enforceability of any of the Assigned Registered IP or indicating an intention on the part of any Person to bring a claim that any of the Assigned Registered IP is invalid or unenforceable, nor to the knowledge of Seller is there a reasonable basis for any claim that any of the Assigned Registered IP is either invalid or unenforceable.  All Assigned Registered IP has been registered or obtained in accordance with all applicable legal requirements, and Seller has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect thereto.  None of the Assigned Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Seller, no such action is or has been threatened.  Seller has not taken any action or failed to take any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Assigned Registered IP.

(b)           Except as set forth in Schedule 3.13(b), in connection with the operation of the Purchased Business,

(i)            none of Seller or any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property rights or other proprietary rights of any Third Party;

(ii)           there is no suit, or proceeding pending against or, to Seller’s knowledge, threatened against or a written or, to Seller’s knowledge, oral claim affecting, the Purchased Business (x) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Assigned Intellectual Property or the Licensed Intellectual Property (collectively, the “Business Intellectual Property”), (y) alleging that the use of the Business Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the Purchased Business do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property rights or other proprietary rights of any Third Party, or (z) alleging that Seller or any of its Affiliates infringed, misappropriated, or otherwise violated any Intellectual Property rights or other proprietary rights of any Third Party in connection with the operation of the Purchased Business; and

(iii)         Except as set forth on Schedule 3.13(b), (A) the Business Intellectual Property constitutes all the Intellectual Property rights or other proprietary rights owned by or licensed to Seller or one of its Affiliates that is used in connection with the Purchased Business; (B) there exist no restrictions on the disclosure, use, license or transfer of the Business Intellectual Property (other than the restrictions imposed on Licensed Intellectual

Property in the License Agreement); (C) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Business Intellectual Property; (D) the Licenses set forth on Schedule 2.1(g) (the “Inbound License Agreements”) constitute all Licenses of Seller or one of its Affiliates to the Intellectual Property rights or other proprietary rights of Third Parties that are used in the Purchased Business, other than licenses to standard office personal computer and networking software that is licensed on a “shrinkwrap” or “click-through” basis and Open Source Code; and (E) the Assigned Intellectual Property constitutes all of the Intellectual Property owned by Seller or any of its Affiliates that is used or held for use solely in connection with the Purchased Business.  No loss or expiration of Seller’s or one of its Affiliates’ right to use any Intellectual Property licensed to Seller or any of its Affiliates under any Inbound License Agreement is pending, reasonably foreseeable or, to the knowledge of Seller, threatened.  Schedule 2.1(g) sets forth a complete and accurate list of all Licenses currently in effect under which Seller or any of its Affiliates licenses or grants any other rights under any Assigned Intellectual Property to another Person, excluding (i) non-exclusive internal use licenses granted by Seller or any of its Affiliates in the Ordinary Course of Business pursuant to the Seller’s or such Affiliates standard form license agreements, (ii) non-exclusive patent licenses granted by Seller or such Affiliates in the normal course of their corporate patent licensing program other than any patent licenses that specifically name any of the Assigned Patents; (iii) software trial or evaluation agreements; (iv) non-disclosure agreements; and (v) Contracts.

(iv)          Seller represents and warrants that (A) except for the Software listed on Schedule 3.13(b)(iv), the Assigned Intellectual Property, the Licensed Intellectual Property and the Products do not include any Open Source Code; (B) Seller and its Affiliates are in compliance with the terms, restrictions, requirements and limitations of the applicable licenses for each Open Source Code item listed in Schedule 3.13(b)(iv); (C) neither Seller nor any of its Affiliates have distributed or disclosed the source code for any Software included in the Assigned Intellectual Property pursuant to any open source license, except for the source code strictly related to the Open Source Code item; and (D) Buyer’s use of the Assigned Intellectual Property or the Licensed Intellectual Property, operation of the Purchased Business or sale, distribution or license of the Products after Closing will not require Buyer to distribute or disclose the source code for any Software included in the Products, except for the source code strictly applicable to the Open Source Code item.

(c)           At the Closing, Seller and its Affiliates will execute the Intellectual Property Agreement and the License Agreement.  Seller and its Affiliates will transfer to Buyer or a Buyer Designee clear title to the Assigned Intellectual Property at the Closing and will license the Licensed Intellectual Property to Buyer or a Buyer Designee free and clear of any Encumbrance, other than as set forth in the License Agreement.

(d)           None of the Assigned Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to Seller’s knowledge, all Assigned Intellectual Property is valid and enforceable.

(e)           Seller and its Affiliates have taken reasonable actions to maintain and protect the Assigned Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain applications or registrations which Seller or an Affiliate thereof, in its reasonable business judgment, has abandoned in the Ordinary Course of Business.

(f)            Seller and its Affiliates have taken reasonable steps to maintain the confidentiality of all Trade Secrets relating to the Purchased Business (“Business Trade Secrets”) and other information that at any time constituted a Trade Secret relating to the Purchased Business, including taking steps to ensure that any Business Trade Secrets disclosed by Seller or any of its Affiliates to a third party are subject to the confidentiality undertakings set forth in any applicable non-disclosure agreement.  To Seller’s knowledge, there has been no misappropriation of any material Business Trade Secrets.  Seller and its Affiliates have not disclosed, nor is Seller or any of its Affiliates under any contractual or other obligation to disclose, to another Person any Business Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of Seller, no Person has breached any such agreement or undertaking.  Without limiting the generality of the foregoing, Seller has and enforces in a commercially reasonable manner a policy requiring each Business Employee and independent contractor who has participated in the creation of any Business Intellectual Property or have had access to any Business Trade Secrets to enter into non-disclosure and invention assignment agreements substantially in Seller’s standard forms (which have previously been provided to Buyer) and all Business Employees and such independent contractor (whether or not currently employed or engaged by Seller) have executed and delivered such an agreement.  To Seller’s knowledge, there is no infringement of the Assigned Intellectual Property by any Third Party.

(g)           To the knowledge of Seller, no Business Employee or independent contractor of Seller or any of its Affiliates who is employed in connection with the Purchased Business is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such Business Employee or independent contractor carrying out his or her duties for Seller or such Affiliate, as applicable, or that would materially conflict with the Assigned Intellectual Property or the Purchased Business as presently conducted.

(h)           Seller and its Affiliates have not transferred and are not bound by any agreement to transfer ownership of, and has not granted any exclusive license with respect to, any Assigned Intellectual Property that is or at the time of transfer was related to the Purchased Business.  The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or otherwise result in any modifications of any of Seller’s or any of its Affiliates’ rights or obligations under any Inbound License Agreement.

3.14        Product Liability and Recalls

(a)           Each of the Products produced or sold by Seller or a Subsidiary or any predecessor in connection with the Purchased Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws.  To Seller’s knowledge, there is no design or manufacturing defect that has been established or is being investigated with respect to any of such products.

(b)           Except as set forth in Schedule 3.14(b), there has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s knowledge, threatened against or involving the Purchased Business relating to any Product alleged to have been designed, manufactured or sold by the Purchased Business and alleged to have been defective or improperly designed or manufactured, nor, to Seller’s knowledge, has there been any pattern of product failure relating to any Products designed, manufactured or sold by the Purchased Business.

(c)           There has been no pending, or to Seller’s knowledge, threatened recall or investigation of any Product sold by Seller or a Subsidiary or any predecessor thereof in connection with the Purchased Business.

3.15        Product Warranty.  Schedule 3.15 includes copies of the standard terms and conditions of sale for the Products of the Purchased Business (containing applicable guaranty, warranty and indemnity provisions).  Except as set forth in Schedule 3.15, the Products manufactured by the Purchased Business have been sold by the Purchased Business in accordance with the standard terms and conditions of sale.  All designs and Products comply in all material respects with the specifications provided to customers of the Purchased Business.

3.16        Inventory.  The Inventory is, and as of the Closing Date, will be of quality and quantity usable or saleable in the Ordinary Course of Business consistent with past practice.

3.17        Customer and Suppliers.  Schedule 3.17 contains a list setting forth the ten (10) largest customers of the Purchased Business, by dollar amount, over the twelve (12) months ended December 31, 2006 and the nine months ended September 30, 2007, and the ten (10) largest suppliers of the Purchased Business, by dollar amount, over the twelve (12) months ended December 31, 2006 and the nine months ended September 30, 2007.  All purchase and sale orders and other commitments for purchases and sales made by Seller or any Subsidiary in connection with the Purchased Business have been made in the Ordinary Course of Business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the Ordinary Course of Business.  There are no customer rebate arrangements of the Purchased Business included in the Contracts.

3.18        Restrictions on the Purchased Business.  Except for this Agreement, there is no agreement, judgment, injunction, order or decree affecting (i) Seller’s or a Subsidiary’s conduct of the Purchased Business as currently conducted in any material respect, or (ii) to Seller’s knowledge, Buyer’s ability to conduct the Purchased Business after the Closing as currently conducted by Seller.

3.19        Brokers.  Other than Bowen Advisors, Inc., as to which Seller shall have full responsibility and for which Buyer shall not have any liability, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

3.20        Taxes.  There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances and no action, proceeding or, to Seller’s knowledge, investigation has been instituted against Seller or any Subsidiary that would give rise to any such lien other than Permitted Encumbrances.  Seller and each Subsidiary has duly and timely filed all Tax Returns that it was required to file; all such Returns were correct and complete in all material respects; and all Taxes of Seller or its Subsidiaries owed or shown as due on any Return, have been paid.  Neither Seller nor any Subsidiary has any knowledge of any actual or contingent liability for Taxes that could reasonably be expected to become a liability of Buyer or any Buyer Designee by reason of the transactions set forth in this Agreement.  None of the Purchased Assets is an asset or property that is or will be required to be treated as (a) described in Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, or (b) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.  No Governmental Body has claimed that the Purchased Assets or the Purchased Business are subject to Tax in a jurisdiction in which the required Tax Returns have not been filed by Seller or its Subsidiary.  No material issues have been raised in any audits, examinations or disputes pertaining to Taxes arising from the Purchased Assets or the Purchased Business.

3.21        Investment Representations

(a)           Accredited Investor.  Seller (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated pursuant to the Securities Act; (ii) was not formed or organized for the specific purpose of making an investment in Purchaser; and (iii) is acquiring the Buyer Shares pursuant to Section 2.3 (collectively, the “Securities”) solely for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales or distributions that are registered under, or exempt from the registration requirements of, the Securities Act.  Seller can bear the economic risk of a total loss of its investment in the Securities and has such knowledge and experience in business and financial matters so as to enable it to understand the risks of, and form an investment decision with respect to, its investment in the Securities.

(b)           Information.  Buyer has, prior to the date hereof and prior to the Closing Date, provided Seller with information requested by Seller regarding the business, operations and financial condition of Buyer and has, prior to the date hereof and prior to the Closing Date, granted to Seller the opportunity to ask questions of and receive answers from representatives of Buyer, its officers, directors, employees and agents concerning Buyer and provided to Seller materials relating to the terms and conditions of the purchase and sale of the Securities hereunder, in order for Seller to make an informed decision with respect to its investment in the Securities.

(c)           Limitations on Disposition.  Seller acknowledges that, except as provided in Registration Rights Agreement, the Securities have not been and are not being registered under the Securities Act and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom.

(d)           Legend.  Seller understands that the certificates representing the Securities may bear at issuance a restrictive legend in substantially the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and may not be offered or sold unless a registration statement under the Securities Act and applicable state securities laws shall have become effective with regard thereto, or an exemption from registration under the Securities Act and applicable state securities laws is available in connection with such offer or sale.”

(e)           Reliance on Exemptions.  Seller understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that Buyer is relying upon the truth and accuracy of the representations and warranties of Seller set forth in this Section 3.21 in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Securities.

(f)            Solicitation. Neither Buyer nor any of its subsidiaries or affiliates, nor any person acting on their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer and sale of Securities to Seller.

(g)           No Governmental Review.  Seller understands that no U.S. federal or state agency or any other Governmental Entity has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

3.22        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller, or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement, the transactions contemplated hereby or the Purchased Business, notwithstanding the delivery or disclosure to Buyer or its representatives of any documentation or other information with respect to any one or more of the foregoing.

4.             Representations and Warranties of Buyer.  Except as set forth in Schedules attached hereto and delivered by Buyer to Seller prior to the execution of this Agreement, Buyer represents and warrants to Seller that:

4.1          Organization and Qualification.  Each of Buyer and any Buyer Designee is a corporation, limited partnership, or other legal entity duly organized, validly existing and in good standing (in any jurisdiction in which such concept exists) under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties.  Each of Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.2          Authorization; Binding Effect

(a)           Each of Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer has been duly authorized by all requisite corporate action and, to the extent not completed on the date hereof by a Buyer Designee, will be duly authorized by all requisite corporate action.

(b)           This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3          Non-Contravention; Consents

(a)           Assuming that the consents specified in Section 4.3(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or any Buyer Designee is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law, order, judgment, injunction, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

(b)           No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Collateral

Agreements or for the consummation of the transactions contemplated hereby or thereby, except for (i) those listed on Schedule 4.3(b) (the “Buyer Required Consents”), and (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Buyer’s business taken as a whole or Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.4          Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.5          Sufficiency of Funds.  Buyer (i) has sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or materially adversely affect such resources and capabilities.

4.6          SEC Filings; Financial Statements

(a)           All reports, statements and other documents required to have been filed by the Buyer with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2006 (the “Buyer SEC Documents”) have been so filed on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The consolidated financial statements contained in the Buyer SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Buyer and its subsidiaries (the “Buyer Corporations”) as of the respective dates thereof and the consolidated results of operations and cash flows of the Buyer Corporations for the periods covered thereby.

4.7          Absence of Certain Changes.  Except as described or arising from matters described in the Buyer SEC Documents, since December 31, 2006, there has not been any material adverse change in the business, capitalization, assets (tangible or intangible), liabilities or operations of the Buyer Corporations, and no event has occurred or circumstance exists that could reasonably be expected to result in such a material adverse change.

4.8          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, none of Buyer, any Affiliate of Buyer or any other Person makes any representations or warranties, and Buyer hereby disclaims any other representations or warranties, whether made by Buyer, any Affiliate of Buyer, or any of their officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Collateral Agreement or the transactions contemplated hereby and thereby, notwithstanding the delivery or disclosure to Seller or its representatives of any documentation or other information with respect to any one or more of the foregoing.

5.             Certain Covenants

5.1          Access and Information

(a)           After the Closing Date, Seller and Buyer shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Purchased Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Purchased Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees as may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement.  The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such party in providing such information and in rendering such assistance.  The access to files, books and records contemplated by this Section 5.1(a) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

(b)           Buyer agrees to preserve all Business Records, Licenses and Governmental Permits in accordance with its corporate policies related to preservation of records.  Buyer further agrees that, to the extent Business Records, Licenses or Governmental

Permits are placed in storage, they will be kept in such a manner as to make individual document retrieval possible in an expeditious manner.

5.2          [Reserved].

5.3          Tax Reporting and Allocation of Consideration.

(a)           Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or a Subsidiary to any Business Employee, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or a Buyer Designee to any Transferred Employee.  For the avoidance of doubt, nothing in this paragraph is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this paragraph.

(b)           Seller and Buyer recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 (the “Asset Acquisition Statement”) with their respective federal income tax returns.  Accordingly, Seller and Buyer shall, no later than ninety (90) days after the Closing Date, attempt in good faith to (i) enter into a Purchase Price allocation agreement providing for the allocation of the Purchase Price among the Purchased Assets consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and (ii) cooperate in the preparation of the Asset Acquisition Statement in accordance with clause (i) for timely filing with their respective federal income tax returns; provided, however, that nothing in this Section 5.3(b) shall be deemed to obligate either Seller or Buyer to agree on such allocation or Asset Acquisition Statement.  If Seller and Buyer shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Seller and Buyer shall file the Asset Acquisition Statement in the form so agreed and neither Seller nor Buyer shall take a Tax position which is inconsistent with such Purchase Price allocation, unless otherwise required by applicable Law.

5.4          Business Employees

(a)           As of the Closing Date, notwithstanding the terms of the Confidentiality Agreement, Buyer intends to make offers of employment to the Business Employees listed on Schedule 5.4(a) (including those absent due to vacation, holiday, illness, leave of absence or short-term disability, but excluding any Business Employee on long-term disability).  Seller and any applicable Subsidiary shall cooperate and assist in facilitating Buyer’s or a Buyer Designee’s offers and will not take any action, or cause any of the Subsidiaries to take any action, which would impede, hinder, interfere or otherwise compete with Buyer’s or a Buyer Designee’s effort to hire any Business Employees.  Promptly after the date hereof, Seller will provide to Buyer all information not provided in Schedule 5.4(a) required to be disclosed by applicable Law of the jurisdiction in which the Business Employee is located in connection with the sale of the Purchased Business.  Without limiting the foregoing, each Party shall comply with all applicable Laws in connection with the transfer of the Business Employees to Buyer or a Buyer Designee, including with respect to notice, consultation and other procedural requirements.  Business Employees who accept Buyer’s offer of employment, as of the effective date of their employment with Buyer, shall be referred to as “Transferred Employees.” Employment with Buyer or a Buyer Designee of Transferred Employees shall be effective as of the day following the close of business on the Closing Date, except that the employment of individuals receiving short-term disability benefits or on approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with Buyer or a Buyer Designee or such other date as is prescribed by applicable Law.

(b)           Buyer or the applicable Buyer Designee will comply with applicable Law regarding terms of employment of Transferred Employees.  Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees employee benefits that, in the aggregate, are no less favorable than those provided to similarly situated employees of Buyer or the applicable Buyer Designee, provided, that Buyer shall have no obligation to provide compensation in the form of equity incentives to the Transferred Employees and provided further that prior service with NMS shall be included as service with Buyer or Buyer Designee for such employee benefits.  For sake of clarification, except where required by applicable Law and subject to appropriate arrangements between Buyer and Seller with respect to the liabilities associated with respect to such plans, including the transfer of any funds associated therewith, Buyer is not assuming any Pension Plan liabilities or offering any Pension Plan benefits.

(c)           Seller shall terminate the Transferred Employees immediately before and as of the Closing Date; provided, however, that the employment of the Transferred Employees listed on Schedule 5.4(a) who reside in Canada shall not be terminated by Seller but shall be transferred to Buyer effective as of the Closing.

(d)           Buyer agrees that its and its Affiliate’s health and Welfare Plans shall waive, to the extent permitted by such plans, any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and Welfare Plans offered to the Transferred Employees by Seller or a Subsidiary) and any proof of insurability.  Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Business Employees prior to or on the Closing Date.

(e)           The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of the transactions contemplated by this Agreement.  Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees and for satisfying any liability arising under the WARN Act as a result of the consummation of the transactions contemplated hereby.  Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date.

(f)            Nothing in this Agreement shall require Buyer or a Buyer Designee to employ any Business Employees, to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause, or to assume any collective bargaining agreements under this Agreement.

(g)           This Section 5.4 specifies the full extent of Buyer’s obligation with respect to the Transferred Employees after the Closing Date, except as may be required by applicable Law.

5.5          [Reserved].

5.6          Regulatory Compliance; Post-Closing Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to accomplish the following: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Required Consents, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

5.7          Contacts with Suppliers and Customers; Transfer of Information.

(a)           Seller and Buyer agree to cooperate to prepare a communications plan for business partners of the AccessGate Products Group, and in contacting any suppliers to, or customers of, the Purchased Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements and to facilitate the transition of the Purchased Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the Purchased Business to notify them of the Closing and provide information regarding the transition of the Purchased Business to Buyer.

(b)           Buyer and Seller will cooperate to determine a protocol for the transfer of customer-related Information of the Purchased Business prior to the Closing Date as permitted by applicable Law to permit Buyer to receive, confirm and fill customer purchase orders, send and process invoices immediately after the Closing Date.

5.8          Use of the Seller Name

(a)           Buyer and Seller agree as follows:

(i)            Except as provided below, immediately after the Closing Date, Buyer and any Buyer Designee shall cease using “NMS,” or “NMS Corporation” or other similar mark (the “Seller Name”) and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement or licensed pursuant to the License Agreement) in all invoices, letterhead, advertising and promotional materials, office forms or business cards;

(ii)           Except as provided below, within three (3) months after the Closing Date, Buyer shall (A) remove any other trademark, design or logo previously or currently used by Seller or any of its Affiliates from all buildings and signs of the Purchased Business; and (B) cease using the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement or licensed pursuant to the License Agreement) in electronic databases, web sites, product instructions, packaging (except as provided below) and other materials, printed or otherwise.  Notwithstanding the foregoing, Buyer and Buyer Designees shall not be restricted in using any packaging materials that are in inventory as of the Closing Date;

(iii)         Buyer and Buyer Designees shall not be required at any time to remove the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates from inventory of the Purchased Business that is in existence as of the Closing Date, nor shall Buyer nor Buyer Designees be required at any time to remove such Seller Name and any such other trademark, design or logo from schematics, plans, manuals, drawings, machinery, tooling including hand tools, and the like of the Purchased Business in existence as of the Closing Date to the extent that such instrumentalities are used in the ordinary internal conduct of the Purchased Business and are neither generally observed by the public nor intended for use as means to effectuate or enhance sales;

(iv)          Notwithstanding the above, Buyer and Buyer Designees shall have the right to sell existing inventory and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the Seller Name or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates until the earlier of (A) one year after the Closing Date or (B) the depletion of existing inventory;

(v)            Buyer and Buyer Designees shall use Reasonable Efforts (as defined below) to remove the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement or licensed pursuant to the License Agreement) from those assets of the Purchased Business (such as, but not limited to, tools, molds, and machines) used in association with the products of the Purchased Business or otherwise reasonably used in the conduct of the Purchased Business after the Closing.  For the purposes of this Section 5.8(a)(v), “Reasonable Efforts” means Buyer and Buyer Designees shall remove the Seller Name from such assets but only at such time when such asset is not operated or otherwise is taken out of service in the normal course of business due to regular maintenance or repair (but only for such repairs or maintenance where such removal could normally be undertaken, for example, repair or maintenance of a mold cavity) whichever occurs first; provided that, in no event shall Buyer or any Buyer Designee use the Seller Name after the date which is six (6) months from the Closing Date.  Buyer and Buyer Designees shall not be required to perform such removal on such assets that are not or are no longer used to manufacture the products of the Purchased Business or other parts, or if discontinuance of use of such assets is reasonably anticipated during such time period, or from assets stored during that period provided that such marks are removed upon such asset’s return to service or prior to their sale or other disposition.

(vi)          Seller hereby grants to Buyer and Buyer Designees a limited right to use the Seller Name and associated trademarks, designs and logos as specified in, and during the periods, if any, specified in clauses (i) — (v) above.

(vii)         Buyer and its Affiliates shall also have the right to use (in a factual manner that constitute fair use pursuant to applicable Law) the Seller Name solely to the extent necessary to communicate that the Products were formerly owned by Seller.

(b)           In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as NMS or an Affiliate of NMS after the Closing Date.

5.9          Non-Solicitation or Hiring of Transferred Employees.  None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date which is one year after the date hereof, directly or indirectly, solicit the employment of or hire any Transferred Employee without Buyer’s prior written consent.  Neither Buyer nor any Buyer Designee will at any prior to the date which is one year after the date hereof, directly or indirectly, solicit the employment of or hire any employee of Seller or Seller Affiliate (other than Transferred Employees) without Seller’s prior written consent.  The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Transferred Employees.  This restriction shall not apply to any employee whose employment is involuntarily terminated other than for cause by Buyer, or its successors, after the Closing, or Seller or Seller Affiliate, as the case may be, during such one-year period.

5.10        [Reserved.]

5.11        Non-Competition

(a)           Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of two (2) years immediately following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, as a principal, stockholder, joint venturer, or otherwise, operate, perform or have any ownership interest in any business that conducts or operates a RAN optimization business anywhere in the Restricted Territory (a “RAN Optimization Business”) , except that Seller or any Seller Affiliate may invest as a minority shareholder in any Person.  For the purposes of this Section 5.11(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of ten percent (10%) of any class of such securities shall not be considered to be competition with a RAN Optimization Business.  For the avoidance of doubt, the parties agree that the agreements and limitations set forth in this Section 5.11 shall not apply to any Person that acquires by means of merger, purchase of assets or stock or otherwise all or part of Seller or any Affiliate of Seller in any transaction.

(b)           Seller acknowledges that the restrictions set forth in Section 5.11(a) constitute a material inducement to Buyer’s entering into and performing this Agreement.  Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at

Law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

(c)           If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.11, but this Section 5.11 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.12        Post Closing Remittances.  If on or after the Closing Date, either Party receives a payment from a Third Party (including a customer of the Business) that, pursuant to the terms hereof, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Days of such receipt.

5.13        Prorations and Adjustments

(a)           Except as otherwise expressly provided herein, all ordinary course expenses for (i) rents and other charges or amounts payable included in the Purchased Assets and transferred to Buyer hereunder and (ii) gas, electricity, water, sewer, rent and telephone charges at the Leased Premises, in each case, for the period prior to the Closing Date, will be for the account of Seller and for the period on and after the Closing Date shall be for the account of Buyer.  If any Party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other Party under this Section 5.13, such other Party shall promptly reimburse such amounts to the Party so making such payments.

(b)           For purposes of calculating prorations, Buyer shall be deemed to own the Purchased Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date.  All prorations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date and based upon a 365-day year.  The amount of the prorations shall be subject to adjustment after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

5.14        Post-Closing Warranty Arrangements.  Buyer or Buyer Designee shall satisfy all warranty obligations of the Purchased Business for Products sold by the AccessGate Products Group on or prior to the Closing Date and, in consideration therefor, Seller shall pay Buyer a warranty fee for providing such warranty service in an amount equal to the sum of (i) 120% of the cost of materials used and any Third Party services delivered in providing such warranty service plus (ii) the cost of Buyer’s labor in providing such warranty service at a rate of $190 and

$25.00 per hour, respectively; provided, however, that the warranty fee with respect to any Product serviced shall not exceed the replacement cost of such Product.  Upon providing warranty services as contemplated hereby, Buyer shall submit in writing to Seller one or more statements setting forth in reasonable detail such warranty services and the warranty fee therefor, and Seller shall pay such invoiced amounts due to Buyer, in full, no later than the 30 days after the date of such invoice.

5.15        Financial Statements of the Business.

(a)           On or before the date hereof, Seller shall have provided to Buyer and its accounting advisors such financial information related to the Purchased Business as Buyer has requested to enable it to determine whether Buyer is or would be required to include separate financial statements of the Purchased Business for any periods prior to Closing in the reports filed by Buyer with the SEC under the Exchange Act, or in a registration statement filed by Buyer with the SEC under the Securities Act, pursuant to Rule 3-05 of Regulation S-X.  The information so provided has included or will include an internally prepared unaudited statement of revenues and direct operating expenses and a statement of acquired assets and liabilities as of and for the year ended December 31, 2006 and the nine months ended September 30, 2007 (the “Financial Information”).  The Financial Information has been or will be certified by an officer of Seller that (i) the financial data reflected therein was derived from the books and records of Seller, (ii) the revenues of the Purchased Business reflected therein are presented on a basis consistent with GAAP and Seller’s standard accounting policies and procedures, and (iii) the costs reflected therein constitute the costs of Seller directly involved in and specifically identifiable to the revenue producing activity of the Purchased Business, as determined in the reasonable judgment of Seller and, as applicable, based on the allocation methodologies referenced in the notes to the Financial Information.

(b)           Following delivery of the Financial Information to Buyer, Seller will provide to Buyer reasonable access to the records used by Seller, and Seller’s independent registered public accounting firm, will be available to address any questions of Buyer and Buyer’s accounting advisors pertaining to the Financial Information and the basis of preparation thereof.

(c)           If Buyer, after consultation with its counsel, determines in good faith that Buyer is required to file the financial statements identified in this clause (c) with the SEC, Buyer shall promptly file with the SEC a request for the SEC’s concurrence with filing certain abbreviated financial statements (such financial statements to include audited statement of revenues and direct operating and an audited statement of acquired assets and liabilities) in lieu of the full financial statements otherwise required by Rule 3-05 of Regulation S-X. Such abbreviated financial statements and such other information required by the SEC in response to the waiver letter are referred to herein as the “Audited Financial Statements.”  Seller shall as promptly as practicable (i) retain its independent auditors to provide to Buyer the Audited Financial Statements, and (ii) use all commercially reasonable efforts to cause such auditors to consent to the inclusion of such financial statements in the Buyer’s filings with the SEC, including on Form 8-K (or any amendments thereto) or such other form reasonably determined by Buyer, including by providing such auditors with a reasonable and customary representation letter in connection therewith.  Seller shall use its commercially reasonable efforts to deliver the

Audited Financial Statements and such auditor’s consent by no later than the sixtieth (60th) day following the Closing and thereafter Seller shall use its commercially reasonable efforts to cause such auditors to deliver such consents to Buyer as Buyer may reasonably require in connection with its reporting and disclosure obligations under the Exchange Act and the Securities Act, such efforts to include providing such auditors with a reasonable and customary representation letter in connection therewith.  Buyer shall pay all of Seller’s reasonable costs incurred under this Section 5.15(c).  In the event that Buyer is required to comply with Article 11 of Regulation S-X, Seller will use its reasonable commercial efforts to assist Buyer and provide such financial information related to the Purchased Business as Buyer reasonably deems to be necessary to enable Buyer to comply with such regulation.

(d)           In the event that the SEC makes any review or inquiry to Buyer with respect to financial information of the Purchased Business, including any such inquiry regarding audited financial statements of the Purchased Business as set forth in Section 5.15(a), or requires any such audited financial statements to be filed, as promptly as practicable after being notified by Buyer of such review or inquiry, Seller will provide such reasonable cooperation and assistance as may be required by Buyer in responding to such review, inquiry or requirement in a manner consistent with this Section 5.15.

6.             Confidential Nature of Information

6.1          Confidentiality Agreement.  Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Affiliates the ownership of which is transferred to Buyer or a Buyer Designee.

6.2          Seller’s Proprietary Information

(a)           Except as provided in Section 6.2(b), after the Closing and for a period of five (5) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Proprietary Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby related to Seller’s business other than the Purchased Business, except for such Proprietary Information the ownership of which is transferred to Buyer or a Buyer Designee as part of the Purchased Assets.

(b)           Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:

(i)            at the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

(ii)           is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

(iii)         is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

(iv)          to the extent it is independently developed by Buyer; or

(v)            is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

(c)           If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law.  Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

6.3          Buyer’s Proprietary Information

(a)           Except as provided in Section 6.3(b), after the Closing Date and for a period of five (5) years thereafter, Seller agrees that it will keep confidential all of Seller’s and its Affiliates’ Proprietary Information the ownership of which or exclusive use of which is transferred to Buyer as part of the Purchased Assets, including, for purposes of this Section 6.3, information about the Purchased Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements, other technical and business information, and information regarding Business Employees.

(b)           Notwithstanding the foregoing, such Proprietary Information regarding the Purchased Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Proprietary Information that:

(i)            is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

(ii)           is received by Seller from a Third Party without similar restriction and without breach of any agreement; or

(iii)         is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

(c)           If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information regarding the Purchased Business, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Seller (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law.  Seller will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.

(d)           As requested by Buyer and at Buyer’s cost and expense after Closing, Seller agrees to assign any such confidentiality and non-disclosure agreement to Buyer or a Buyer Designee and if such agreement cannot be assigned, to enforce such agreements with Third Parties not assigned to Buyer or a Buyer Designee relating to Proprietary Information included in the Purchased Assets or the Purchased Business.

6.4          Confidential Nature of Agreements.  Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws disclosure obligations, both parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Schedule s, attachments and amendments hereto and thereto shall be considered Proprietary Information protected under this Article 6.  Notwithstanding anything in this Article 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7.             Closing.  At the Closing, the following transactions shall take place:

7.1          Deliveries by Seller or the Subsidiaries.  On the Closing Date, Seller shall, or shall cause a Subsidiary to, execute and deliver to Buyer or a Buyer Designee the following:

(a)           the Collateral Agreements;

(b)           all consents, waivers or approvals, including the Required Consents identified by Buyer on Schedule 3.4(b), theretofore required to be obtained by Seller with respect to the sale of the Purchased Assets, or assignment of the Contracts listed on Schedule 2.1(f), or the consummation of the transactions contemplated by this Agreement or the Collateral Agreements;

(c)           a certificate of an Assistant Secretary of Seller, dated the Closing Date, in customary form; and

(d)           all such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer or a Buyer Designee may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee or to put Buyer or a Buyer Designee in actual possession or control of the Purchased Assets; provided that all information (including documents) capable of electronic transmission will be transmitted to Buyer or the applicable Buyer Designee in such manner, in which case such information shall not be transferred in any tangible form, and any inadvertent transfer of a tangible manifestation of such information shall promptly be returned to Seller or the applicable Selling Subsidiary upon discovery of Buyer’s or such Buyer Designee’s receipt thereof.

7.2          Deliveries by Buyer or a Buyer Designee.  On the Closing Date, Buyer shall, or shall cause a Buyer Designee to, execute and deliver to Seller or a Subsidiary the following:

(a)           the cash portion of the Purchase Price as set forth in Section 2.3(i);

(b)           the Collateral Agreements;

(c)           a certificate of an authorized signatory of Buyer, dated the Closing Date, in customary form; and

(d)           all such other documents and instruments as Seller or a Subsidiary may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer or a Buyer Designee of the Assumed Liabilities.

7.3          Closing Date.  The Closing shall take place at the offices of Goodwin Procter LLP, on the date hereof at 10:00 a.m. local time or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”).

7.4          Contemporaneous Effectiveness.  All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8.             [Reserved].

9.             Status of Agreements.  The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1          Survival of Representations and Warranties.  The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article 9 and such representations and warranties shall terminate at the close of business of Seller on the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties in Section 3.13(b) shall terminate at the close of business of Seller on the date that is two (2) years after the Closing Date, (ii) the representations and warranties relating to Tax matters shall survive the Closing and shall terminate at the close of business of Seller on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof), and (iii) the representations and warranties in Sections 3.3 and 4.2 with respect to authorization and Section 3.5(a) and (d) with respect to title and conveyance matters shall survive indefinitely.

9.2          General Agreement to Indemnify

(a)           Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, and Affiliates thereof, and any director, officer, employee or agent of such other party or Affiliates thereof (each an “Indemnified Party”) from and against any and all claims, investigations of Governmental Bodies, actions, suits, proceedings, liabilities, obligations, Taxes, assessments, losses, and damages (including special and consequential damages), amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party that arise by reason of, or result from (i) subject to Section 9.1, any breach or any failure of any representation or warranty of such party contained in this Agreement to have been true when made and at and as of the Closing Date, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

(b)           Seller further agrees to indemnify and hold harmless Buyer and any Buyer Indemnified Party from and against any Losses incurred by Buyer or any Buyer Indemnified Party arising out of, resulting from, or relating to: (i) the Excluded Liabilities and any failure of Seller to discharge any of the Excluded Liabilities; (ii) Buyer’s waiver of any applicable Bulk Sales Laws; and (iii) Seller’s operation of the Purchased Business or the Purchased Assets prior to the Closing Date, except to the extent of an Assumed Liability.

(c)           Buyer further agrees to indemnify and hold harmless Seller and any Seller Indemnified Party from and against any Losses incurred by Seller or any Seller Indemnified Party arising out of, resulting from, or relating to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; (ii) any medical, health or disability claims of any Transferred Employee or such Transferred Employee’s employment with Buyer accruing after the Closing Date; and (iii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the Purchased Business or the Purchased Assets for any Post-Closing Tax Period (other than Excluded Taxes).

(d)           Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price.  Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined below), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1, the costs thereof constituting Losses of an Indemnified Party in connection with an indemnifiable claim.

(e)           The amount of the Indemnifying Party’s liability under this Agreement shall be net of any applicable insurance proceeds actually received by the Indemnified Party.  The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

(f)            The Indemnifying Party’s liability for all claims made under Section 9.2(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims pursuant to Section 9.2(a)(i) until the aggregate amount of the Losses incurred shall exceed Fifty Thousand ($50,000) in which case the Indemnifying Party shall be liable for the full amount of such Losses, and (ii) the Seller Indemnifying Party’s aggregate liability for all such claims as of any specified date shall equal the sum of (A) One Million Dollars ($1,000,000) plus (B) the gross amount realized by Seller or any Affiliate of Seller on or prior to such specified date as a result of the sale, disposition, transfer or conveyance by Seller or any Affiliate of Seller of any Buyer Shares which were Beneficially Owned by Seller and were issued to Seller hereunder plus (C) the gross amount actually and ultimately realized by Seller or any Affiliate of Seller after such specified date as a result of the sale, disposition, transfer or conveyance by Seller or any Affiliate of Seller of any Buyer Shares which were Beneficially Owned by Seller and were issued to Seller hereunder (the “Future Realized Amount”); provided, however, that the maximum aggregate liability of the Seller Indemnifying Parties for all claims made under Section 9.2(a)(i) shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).  The Buyer Indemnifying Party’s aggregate liability for claims pursuant to Section 9.2(a)(i) as of any specified date shall equal the Seller Indemnifying Party’s aggregate liability for claims pursuant to Section 9.2(a)(i) as of such specified date.  The Indemnified Party may not make a claim for indemnification under Section 9.2(a) after the expiration of the survival period specified in Section 9.1 in the absence of notification in writing (with reasonably sufficient detail so as to enable a Party to determine the basis of any such claim) by the Indemnified Party of such a claim, or basis therefore as a result of a Third Party Claim, prior to the expiration of such survival period.  Buyer and Seller acknowledge and agree that the Indemnifying Party’s aggregate liability for all claims made under Section 9.2(a)(i) may not be finally determined until all the Buyer Shares issued hereunder have been sold and that such aggregate liability may increase as a result of such sale even after the expiration of any applicable survival period set forth in Section 9.1; provided, however, that the maximum aggregate liability of the Seller Indemnifying Parties for all claims made under Section 9.2(a)(i) shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

(g)           The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement; (ii) fraud or intentional misrepresentation; or (iii) any indemnification provided for in any Collateral Agreement.

(h)           The rights to indemnification under this Section 9.2 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

(i)            Notwithstanding the foregoing, the provisions of this Article 9 shall not limit the indemnification obligations of an Indemnifying Party with respect to fraud or intentional misrepresentation.

9.3          General Procedures for Indemnification

(a)           The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any audit or investigation of a Governmental Body, action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure).  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party, then the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding (including an audit or investigation of a Governmental Body) by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense and control the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages, or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages.  If the Indemnifying Party has not acknowledged in writing its obligation to indemnify in full the Indemnified Party, then the Indemnified Party shall have the right to assume and control the defense or the settlement against such Third Party Claim.  In the event that any party exercises its right to undertake any such defense against any Third Party Claim as provided above, then the other parties shall cooperate in such defense and make available at such cooperating party expense all witnesses, pertinent records, materials and information in such party’s possession and control relating thereto as is reasonably required to by the party conducting the defense.

(b)           The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

(c)           The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment relates solely to monetary damages which are indemnified Losses the Indemnifying Party will fully satisfy.  The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete release by such Third Party of the Indemnified Party.  The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.3 for which the Indemnifying Party is obligated to indemnify the Indemnified Party for all Losses relating thereto (including the costs of defense thereof) with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure).  Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall be incurred.  Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim as provided in Section 9.3(a).  The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in this Section 9.3, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss or the basis of a claim for a Loss in an amount that is not yet known by stating with particularity the basis upon which it contests the existence or amount thereof.  If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article 9, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.  The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 9 and the portion, if any, theretofore paid shall bear interest as provided below.  If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be equal to (i) the lowest rate of interest generally charged from time to time by SunTrust Bank and publicly announced by such bank as its so-called “prime rate” plus (ii) five percent (5%).  Notwithstanding the foregoing, any amount of an indemnified Loss which is otherwise payable by the Indemnifying Party pursuant to Section 9 hereof and which amount is attributable to a Future Realized Amount shall be due and payable promptly after such Future Realized Amount is realized by Seller or one of its Affiliates.

10.          Miscellaneous Provisions

10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)           If to Seller or any of its Subsidiaries, to:

NMS Communications Corp.

100 Crossings Boulevard

Framingham, Massachusetts     01702-5406

Attn:  Chief Financial Officer

Facsimile:  (508) 271-1177

With a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attn:  Mark T. Bettencourt, Esq.

Facsimile:  (617) 523-1231

(b)           If to Buyer or any Buyer Designee, to:

Verso Technologies, Inc.

400 Galleria Parkway, Suite 200

Atlanta, Georgia 30339

Attn:  Chief Financial Officer

Facsimile:  (678) 589-3750

With a copy to (which shall not constitute notice):

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, Georgia 30303

Attn:  Robert C. Hussle, Esq.

Facsimile:  (404) 525-2224

10.2        Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3        Entire Agreement; Modification.  The agreement of the parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Sections 11.3 and 11.4.

10.4        Assignment; Binding Effect; Severability.  This Agreement may not be assigned by any party hereto without the other party’s written consent; provided, that (i) Buyer may transfer or assign in whole or in part to one or more Buyer Designee its right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder, and (ii) a party may assign its rights hereunder to any of its Affiliates, any financial institution, lender, or investor providing to such party debt or equity financing in connection with the transactions contemplated hereby, and to any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of such party.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.  The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS PERFORMED ENTIRELY WITHIN THAT STATE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF GEORGIA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6        Waiver of Jury Trial.  Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement.  Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.6.

10.7        Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered by facsimile or “pdf”.

10.8        Public Announcement.  Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby.

Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to comply with accounting, stock exchange or federal securities or labor relations Law disclosure obligations.

10.9        No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture.  Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure.  No Third Party shall have any rights under Section 502, 503 or 504 of ERISA, any comparable applicable Law of any other jurisdiction, or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement.

11.          Waiver and Amendment

11.1        [Reserved.]

11.2        [Reserved.]

11.3        Waiver of Agreement.  Any term or condition hereof may be waived and at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee.  The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.4        Amendment of Agreement.  This Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

[Signatures on next page]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

NMS COMMUNICATIONS CORP.

By:	/s/ Robert P. Schechter
Name:	Robert P. Schechter
Title:	CEO/President

VERSO TECHNOLOGIES, INC.

By:	/s/ Martin D. Kidder
Name:	Martin D. Kidder
Title:	CFO